Exhibit (e)(2)

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (the ”Agreement”), effective as of February 6, 2024 (the “Effective Date”), by and between Pharmacosmos A/S, company registration number 15517085, located at Rørvangsvej 30, DK-4300 Holbæk, Denmark (“Pharmacosmos“) and G1 Therapeutics, Inc., located at 700 Park Offices Drive, Suite 200, Research Triangle Park, North Carolina 27709 USA (“G1 Therapeutics”). Pharmacosmos and G1 Therapeutics are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS

Pharmacosmos is a biopharmaceutical company focused on research & development and commercialization. Pharmacosmos manufactures and sells iron carbohydrate complexes used in human and veterinary medicines, including the products Monofer®, Diafer®, Cosmofer® and Uniferon®, as well as specialty carbohydrates including glucose polymers and their derivatives. Pharmacosmos has an interested in reviewing and assessing external 3rd party assets for potential collaborations;

WHEREAS	G1 Therapeutics is a commercial-stage oncology biopharmaceutical company focused on research and development and commercialization, including the product COSELA® (trilaciclib);

WHEREAS

in order for each Party to engage in discussions regarding financial valuation, assessment, review, business-case-building related to external 3rd parties’ assets for Pharmacosmos potentially to license or acquire (the “Purpose”), it may be necessary for each Party to disclose certain confidential information regarding its business to the other Party; and

WHEREAS

the Party disclosing confidential information (the “Disclosing Party”) is willing to allow the Party receiving such information (the “Receiving Party”) to review and use the confidential information in accordance with the terms of the Agreement and Receiving Party is willing to comply with such terms;

NOW THEREFORE, in consideration of the foregoing premises and covenants and for good and valuable consideration the Parties hereto agree as follows:

1.	Confidential information.

1.1

“Confidential Information” means all confidential information relating to the Purpose which the Disclosing Party or its Representatives directly or indirectly discloses or makes available to the Receiving Party or its Representatives (as defined below) and shall include, but not be limited to, the Disclosing Party’s technical data, trade secrets, know-how, ideas, research, study results, prototypes, samples, formulas, compounds, methods, plans, specifications, characteristic, raw material data, software, inventions, discoveries, processes, designs, drawings, schematics whether or not patentable or copyrightable, and information concerning the Disclosing Party’s business, financials, product plans, clinical trials, services, customers, potential customers, distributions systems, suppliers markets, technology, marketing plans, sales, manufacturing, purchasing and accounting methods, strategy, budgets, contracts, grants, costs, profits, employees and consultants, plans for future development, audit reports of Disclosing Party and of its sub-contractors and other information of similar nature regardless of whether such information is specifically designated as confidential or proprietary and regardless of whether such information is in writing, oral, electronic form or derived through observation or examination of the Disclosing Party’s facilities or operations.

2.	Non-disclosure and Use.

2.1	The Receiving Party shall use the Confidential Information only for the Purpose.

2.2

The Receiving Party shall protect and hold in confidence all Confidential Information of the Disclosing Party. The Receiving Party shall limit its disclosure of the Confidential Information to its directors, officers, employees and external advisors (limited to lawyers, accountants and consultants) (collectively “Representatives”) solely to the extent such Representatives need to know such Confidential Information to carry out the Purpose and provided that such Representatives are subject to confidentiality obligations that prohibit each such Representative from disclosing or using the Disclosing Party’s Confidential Information other than in connection with the performance of the their obligations on behalf of the Receiving Party. The Receiving Party shall protect the Disclosing Party’s Confidential Information using at least the same level of efforts and measures it uses to protect its own confidential information and using at least commercially reasonable efforts and measures. The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.

2.3	The Receiving Party shall not disassemble or reverse engineer any of the Disclosing Party’s Confidential Information for any purpose.

2.4	Neither Party shall disclose that the Parties have engaged in discussions or negotiations concerning the Purpose.

3.	Exclusions from Confidential Information.

3.1	The confidentiality and non-use obligations under the Agreement shall not apply to information which:

a.	is, was or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or its Representatives,

b.

is received by the Receiving Party from a third party on a non-confidential basis, unless the Receiving Party knows that the third party is bound by an obligation of confidentiality (contractual, legal, fiduciary or otherwise),

c.

was in the Receiving Party’s possession prior to receipt from the Disclosing Party as evidenced by the Receiving Party’s records; provided that the source of such information was not known to the Receiving Party to be bound by an obligation of confidentiality (contractual, legal, fiduciary or otherwise) to the Disclosing Party, or

d.

is or was independently developed by the Receiving Party without reference to or reliance upon the Confidential Information received from the Disclosing Party as evidenced by the Receiving Party’s written records.

4.	Required disclosure.

4.1

Irrespective of the confidentiality and non-use obligation of this Agreement Confidential Information may be disclosed by a Receiving Party as required by applicable law or regulation, legal process, administrative order or stock exchange rule provided the Receiving Party notifies the Disclosing Party prior to such disclosure, except where impracticable or prohibited by law, to afford the Disclosing Party a reasonable opportunity to object or seek an appropriate protective order with respect to such disclosure. The Receiving Party may in such case disclose only that portion of the Confidential Information which it is required to disclose.

5.	Personal Data

5.1

Whereas the Parties do not anticipate that the Receiving Party will be processing personal data on behalf of Disclosing Party for the Purpose, in the event that the Confidential Information holds personal data, including but not limited to name, title, e-mail address, phone number or other contact information of employees, customers and other individuals, Receiving Party shall at all times abide by all privacy laws and regulations applicable to the processing of such personal data and shall only process the personal data for the Purpose (and no other purpose than the Purpose) and shall delete such personal data when it is no longer needed for the Purpose.

6.	Return of Confidential Information.

6.1

Upon termination or expiration of this Agreement or at any time upon the written request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party or if requested destroy, with such destruction confirmed in writing, any and all of the Disclosing Party’s Confidential Information in the Receiving Party’s possession, together with all notes, analysis, drawings, documents, designs, product samples, prototypes and other tangible manifestations of the Confidential Information, including any copies and reproductions thereof. The Receiving Party may retain one copy of the Confidential Information solely for legal and compliance purposes and any electronic back-up copies maintained in the ordinary course of business.

7.	Ownership

7.1

All Confidential Information shall be and remain the exclusive property of the Disclosing Party. Neither this Agreement nor the delivery of Confidential Information hereunder, will transfer to the Receiving Party any proprietary right, title, interest or claim in or to the Confidential Information or be construed as granting to the Receiving Party a license to the Confidential Information.

8.	Term

8.1

The Agreement comes into effect on the Effective Date and expires automatically on the 2-year anniversary of the Effective Date, unless terminated earlier by either party with 30 day’s written notice. However, the obligations of the Receiving Party under this Agreement shall remain in effect irrespective of the termination of the Agreement three (3) years from the date of expiry or termination. To the extent any Confidential Information disclosed under this Agreement constitutes a trade secret under applicable law, the obligations with respect to such Confidential Information hereunder shall remain in full force and effect until such Confidential Information no longer constitutes a trade secret under applicable law.

9.	Representations

9.1

The Receiving Party understands and acknowledges that any and all information contained in the Confidential Information furnished by the Disclosing Party hereunder is being provided on an as is-basis and without any representation or warranty, expresses or implied as to the accuracy, completeness, condition suitability or performance of the Confidential Information.

10.	Law

10.1	Possible disagreements or litigation shall be solved according to the laws of England.

11.	Injunctive relief

11.1

The Parties agree that monetary damages may not be a sufficient remedy for any breach or threatened breach of the Agreement by the Receiving Party and that the Disclosing Party may be entitled to seek equitable relief, including, without limitation, specific performance and injunction as a remedy for any such breach, and the Receiving Party waives any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for the Receiving Party’s breach of this Agreement but shall be in addition to all other remedies available at law or in equity for the Disclosing Party.

12.	Other Transactions

12.1

Neither this Agreement nor the disclosure or receipt of Confidential Information shall continue or imply any promise or any commitment by either Party with respect to the present or future sale or marketing of any product or service.

12.2

If the Parties pursue a business venture together, they anticipate entering into a definitive agreement that will set forth their respective obligations. Such agreements may incorporate this Agreement by reference, may supplement or modify it or may supersede it.

13.	Entire Agreement

13.1

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall not be supplemented, amended, waived or modified in any manner except by an instrument in writing. The Agreement shall only apply to the matters provided herein and shall not affect the validity or enforceability of any prior agreements or contracts that may exist between the Parties providing for similar obligations of confidentiality all of which shall continue and remain in effect unaffected by this Agreement.

13.2	Should any provision of this Agreement be invalid, illegal or unenforceable in any respect, such provision shall not affect the validity and enforceability of any other part of the Agreement.

14.	Waiver

14.1

No failure or delay by a Party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

15.	Assignment

15.1	Neither Party shall assign this Agreement to any other person or entity without the prior written consent of the other, and any purported assignment without such consent shall be void.

16.	Signature and Counterparts

16.1

For the convenience of the Parties, this Agreement may be executed by facsimile or other electronic reproduction and in counterparts, each of which shall be deemed to be an original, and both of which when taken together, shall constitute one agreement binding on both Parties.

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Date:	Date:

Pharmacosmos A/S	G1 Therapeutics, Inc.

/s/ Morten Faester	/s/ Mark Avagliano
Morten Faester	Mark Avagliano
Director, Business Development	Chief Business Officer